Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2011, but effective as of October 1, 2010 (the “Effective Date”), by and between CUBIC ENERGY, INC., a Texas corporation (the “Company”), and LARRY G. BADGLEY (the “Employee”).

WHEREAS, the Company desires to enter into an employment relationship with the Employee on certain terms and conditions as set forth herein; and

WHEREAS, the Employee is willing to accept such employment;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.             Employment.  The Company hereby employs the Employee in the capacity of Chief Financial Officer, or in such other positions as the Board of Directors of the Company (the “Board”) and Employee shall determine to be appropriate, and Employee hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.             Duties.

(a)           General.  The Employee agrees to perform such services and duties and hold such offices as may be assigned to him from time to time by the Company, consistent with his position, and to devote his full business time to the performance thereof.  The Employee’s principal place of business shall be at the Company’s principal executive offices.  At all times during the Term (as hereafter defined), Employee shall (i) conduct himself in a professional manner and in accordance with such reasonable rules of conduct as the Company shall from time to time adopt, (ii) act in the best interests of the Company and (iii) render his services in a manner consistent with the Company’s policies and applicable law, including applicable securities laws.

(b)           Specific Duties.  Without limiting the generality of the foregoing, the Employee shall be responsible for (i) establishing and maintaining, together with the Company’s Chief Executive Officer, the Company’s system of internal controls over financial reporting and (ii) preparing the Company’s financial statements.  The Employee agrees that the Company may re-assign his duties and responsibilities to the extent reasonably necessary during the Term, to the extent that the Employee is not able to perform such duties and responsibilities due to any physical or emotional illness.  The Employee shall work under the supervision of and report to the Chief Executive Officer, and shall make himself available to the Audit Committee of the Board and consult with members of the Board, generally.

3.             Term.  The term of employment under this Agreement (the “Term”) shall begin on the Effective Date and continue until terminated as herein provided.

4.             Salary and Other Compensation.  As compensation for the services to be rendered by the Employee to the Company, the Employee shall be paid the following compensation and other benefits:

(a)           Salary:  $13,650 per month, payable in accordance with the Company’s ordinary payroll practices, and subject to all applicable withholding obligations, or such higher compensation as may be established by the Company from time to time.  Should the Employee become “Partially Disabled,” which for purposes of this subsection means the inability because of physical or emotional illness lasting for more than 30 days to perform his assigned duties under this Agreement on a full-time basis, the Employee’s Salary shall be adjusted based on the percentage of full time during which the Employee is able to perform his duties.  If the Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of Salary that the Employee would be entitled to receive from the Company during any Partial Disability shall be decreased by the amounts of such payments.

(b)           Stock Options:  On the date hereof, the Company shall issue to the Employee (i) an option to purchase 15,667 shares of Company Common Stock at an exercise price of $1.20 per share, with an expiration date on the fifth anniversary of the Effective Date, and (ii) an option to purchase 273,000 shares of Common Stock at an exercise price of $1.20 per share, which option shall expire contemporaneously with the termination of the Term.  Each such option shall have such other terms and conditions as shall be contained in option agreements to be executed contemporaneously herewith.

(c)           Stock Grant:  The Company may issue to the Employee restricted shares of Company Common Stock, on such dates and in such amounts as may be determined by the Compensation Committee and/or the Board.

(d)           Employee Benefit Plans; Professional Education and Licensing:  Subject to the provisions of any such plan, including those regarding eligibility and vesting, the Employee shall be entitled to participate, to the extent he may be eligible, in any profit sharing, retirement, insurance or other employee benefit plan maintained by the Company for the benefit of its executive officers.  In addition, the Company shall reimburse the Employee for the reasonable expenses incurred by the Employee during the Term to maintain the Employee’s good standing as a Certified Public Accountant in Texas, including licensing fees and expenses for required continuing professional education.  The Employee shall obtain prior approval from the Chief Executive Officer or Secretary of the Company for continuing professional education expenses, to the extent such expenses exceed $2,000, in the aggregate, during any calendar year.

5.         Life and Health Insurance.  The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Company, and the Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.  The Company may provide health insurance, including major medical coverage, for the Employee.  All insurance provided to Employee shall be in such form and provide such coverage as may be determined by the Board or the Compensation Committee of the Board.

6.             Vacations and Leave.  The Employee shall be entitled to the same vacation and leave time as the other executive officers of the Company, or as otherwise approved by the Board.

7.             Non-Disclosure of Confidential Information.  The Employee acknowledges that in and as a result of his employment by the Company, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Company, the equipment and methods used, and the fees paid by the Company in obtaining services.  As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4, the Employee covenants and agrees that he shall not, at any time during or following the Term, directly or indirectly divulge or disclose for any purpose whatsoever, except as expressly contemplated by applicable law, any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Company, except to affiliates of the Company.

8.             Non-Solicitation of Employees.  During the Term and for twelve (12) months thereafter, the Employee agrees on his own behalf and on behalf of his affiliates that, without the prior written consent of the Board or the Chief Executive Officer, they shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or a contractor to the Company or its subsidiaries or (ii) induce or attempt to induce any such person to leave his or her employment or contractor relationship with the Company or its subsidiaries.

9.             Reasonableness of Restrictions

(a)           The Employee has carefully read and considered the provisions of Sections 7 and 8, and, having done so, agrees that the restrictions set forth in those sections, including, but not limited to, the time period of restriction is fair and reasonable and is reasonably required for the protection of the interests of the Company and its subsidiaries and affiliated entities, officers, directors, shareholders, and other employees.

(b)           In the event that, notwithstanding the foregoing, any of the provisions of Sections 7 and 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Sections 7 and 8 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, restrictions deemed reasonable and enforceable by the court shall become and thereafter be the maximum restrictions in such regard, and the restrictions shall remain enforceable to the fullest extent deemed reasonable by such court.

10.          Remedies for Breach of Employee’s Covenant of Non-Disclosure and Non-Solicitation.  In the event of a breach or threatened breach of any of the covenants in Sections 7 or 8, the Company shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against the Employee or against the Employee’s affiliates, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

11.          Termination.  The employment of the Employee under this Agreement may (or in the event of the Employee’s death, shall) terminate on the Date of Termination (as hereafter defined) as set forth in the Notice of Termination (as hereafter defined) delivered by the specified party, under the following circumstances:

(a)           Death.  Upon the Employee’s death.

(b)           Total Disability.  By the Company if the Employee is Totally Disabled.  For purposes of this Agreement, Employee will be deemed to be “Totally Disabled” if he is “totally disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering the Employee and the Employee has been declared to be totally disabled by the insurer.  If the Employee is not covered by any such policy, then for purposes of this Agreement, the Employee will be deemed to be Totally Disabled if the Board determines, in its reasonable discretion, that the Employee is unable, without reasonable accommodation by the Company, because of a physical or emotional illness lasting for more than 90 days, to perform his essential duties under this Agreement.

(c)           Just Cause.  By the Company if Just Cause exists.  For purposes of this Agreement, “Just Cause” shall mean only the following: (i) Employee shall have been convicted of or entered a plea of guilty or nolo contendre to a felony or misdemeanor involving fraud, embezzlement, theft or dishonesty or other criminal conduct; (ii) the Board determines that, other than due to the Employee being Partially Disabled or Totally Disabled, Employee has repeatedly neglected his duties to the Company or repeatedly failed to perform in a reasonably competent manner his material duties under this Agreement or to perform in a reasonably competent manner the lawful directives of the Board or Chief Executive Officer, which are consistent with the scope and nature of his duties and responsibilities as set forth herein, or his duties as an officer of the Company under its bylaws, policies and applicable law; (iii) Employee’s intentional misconduct or gross negligence, which shall have caused the Company material harm, or shall have substantially contributed to the breach of any material obligation of the Company under applicable law; or (iv) Employee’s misconduct or gross negligence, which shall have caused material harm to the financial condition, business operations or business reputation of the Company or to the morale of the Company’s employees, generally.

(d)           Without Just Cause.  By the Company without Just Cause.

(e)           Good Reason.  Subject to the remainder of this Section 11(e), at the election of the Employee for “Good Reason.”  Such termination for Good Reason shall be treated as an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder.  For purposes hereof, “Good Reason” shall mean, except as otherwise provided by this Agreement, (i) the assignment to the Employee of duties inconsistent with the title of Chief Financial Officer of the Company or his then current office, or a material diminution in the

Employee’s then current authority, duties or responsibilities; (ii) the material diminution of the Employee’s then current Salary or other action or inaction that constitutes a material breach of this Agreement by the Company; (iii) the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from the Company’s current offices or the transfer of the Employee to a place other than the Company’s principal executive offices (excepting required travel on the Company’s business).  Prior to any termination at the election of the Employee for Good Reason, the Employee must provide notice to the Company within ninety (90) days of the initial occurrence of such event upon which Good Reason is based, and provide the Company not less than thirty (30) days to cure such event.

(f)            Change in Control.  Upon a Change in Control, as such term is defined in the Company’s 2005 Stock Option Plan.

(g)           Expiration of Time.  At the end of 24 months from the Effective Date.

12.          Notice of Termination; Date of Termination.  Any purported termination of the Employee’s employment, other than because of Employee’s death (which shall be effective immediately and shall not require notice), shall be communicated by a written Notice of Termination to the other party hereto.  Such notice shall indicate the specific termination provision in this Agreement that is relied upon, recite the facts and circumstances claimed to provide the basis for such termination and specify the Date of Termination. As used in this Agreement, Date of Termination shall mean the date specified in the Notice of Termination, which date shall not be less than thirty (30) nor more than sixty (60) days from the date the Notice of Termination is given; provided, however, that in the case of termination pursuant to Section 11(c) or 11(e), the Date of Termination shall be the date specified in the Notice of Termination, which may be the date of the Notice of Termination.

13.          Payments Upon Termination.  Payments to the Employee upon termination shall be as follows:

(a)           If the Employee is terminated upon death pursuant to Section 11(a), Total Disability pursuant to Section 11(b), Just Cause pursuant to Section 11(c), upon a Change in Control pursuant to Section 11(f) or time pursuant to Section 11(g), the Employee shall be entitled to all arrearages of Salary as of the Date of Termination but shall not be entitled to further compensation.

(b)           If the Employee is terminated by the Company without Just Cause pursuant to Section 11(d), or if the Employee terminates for Good Reason pursuant to Section 11(e), the Employee shall be entitled to a continuation of his Salary under this Agreement, paid in accordance with the Company’s customary payroll practices, until the date that the Term would otherwise have ended, subject in any event to the faithful performance of Employee’s continuing obligations to the Company and to the provisions of Sections 14 and 15 (the “Severance Payment”).

14.          Conditions Precedent to Payment.  As a condition precedent to any payment to Employee contemplated under Section 13 above, Employee shall (a) return all tangible and intangible property of the Company to the Company, (b) shall execute and deliver a release in a form acceptable to the Company releasing the Company and all of its parent and subsidiary entities, and all of their respective officers, employees, directors, agents and affiliates from all claims, known and unknown, of the Employee against the released parties, and (c) take such steps as the Company shall reasonably request in connection with any transition, as contemplated by Section 17.

15.          Deferral of Payments.  No payment of the Severance Payment shall be paid during the six-month period following the Employee’s Date of Termination unless the Company determines that the Employee is not a “specified employee” (as that term is defined in the Treasury regulations promulgated under Section 409A of the Code), or if the Company determines that the Employee is a “specified employee,” that paying such amount would not cause the Employee to incur an additional tax under Section 409A of the Code.  The six-month delay required by the preceding sentence shall not apply to the extent (i) the amount of such Severance Payment, or any portion thereof, constitutes a short-term deferral within the meaning of the Treasury regulations promulgated under Section 409A of the Code, and (ii) to the extent the amount of such Severance Payment does not constitute a short-term deferral, the amount of such Severance Payment, or any portion thereof, does not exceed two times the lesser of (A) the Employee’s annualized compensation based upon the Employee’s annual rate of pay for services provided to the Company for the taxable year of the Employee preceding the taxable year in which the Date of Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely had no separation from service occurred), or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Date of Termination occurs.  If the payment of any amount of the Severance Payment is delayed as a result of the application of this Section 15, on the first business day following the end of the six-month delay period, the Company shall pay the Employee a lump-sum amount equal to the amount that would have otherwise been previously paid to the Employee under Section 9(b) during such six-month delay period. The provisions of this Section 15 shall apply only to the minimum extent necessary, after application of the Treasury regulations under Section 409A of the Code, to avoid the Employee’s incurrence of any additional taxes or penalties under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, the Company shall not be responsible for, or have any obligation to reimburse or pay (as damages or otherwise) any taxes or interest charges imposed on the Employee pursuant to Section 409A of the Code.

16.          Resignation Upon Termination.  In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Company and its affiliates, including without limitations any position as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company.  For the purposes of this provision, the term “affiliate” means any entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

17.          Cooperation.  During and after the Employee’s employment with the Company, the Employee shall cooperate fully with the Company in the defense or prosecution of all claims or actions now in existence or which may be brought in the future against or on behalf of the

Company or its subsidiaries.  The Employee’s full cooperation in connection with such claims or actions shall include, but shall not be limited to, being available to meet with counsel to the Company and/or its subsidiaries to prepare for discovery, trial or alternative dispute resolution proceedings, and to act as a witness on behalf of the Company and its subsidiaries.  During and after the Employee’s employment with the Company, the Employee shall cooperate with the Company and its subsidiaries in connection with any investigation or review by any federal, state or local regulatory authority.  In addition, during and after the Employee’s employment with the Company, the Employee shall assist the Company in all reasonably requested transition efforts in connection with the Employee’s separation from the Company or the transfer of duties or responsibilities from the Employee, including but not limited to execution and delivery of all documents that the Company reasonably requests to be signed by the Employee.  The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred by the Employee in connection with the Employee’s performance of the foregoing obligations, and shall negotiate in good faith with the Employee to compensate the Employee for any foregone income as a result of performing the foregoing obligations.

18.          No Inconsistent Agreements.  In executing and delivering this Agreement, Employee represents and warrants to the Company that he is not a party to any agreement, nor subject to any judgment, order or other restriction, limiting his ability to perform any of his contemplated duties hereunder, including but not limited to any covenant not to compete, or any agreement limiting his ability to utilize the confidential information of any third party.  Employee understands and agrees that the Company has instructed him, as a condition of his employment and continued employment, not to disclose to the Company or its agents or employees, or use on behalf of the Company, any confidential or proprietary information of any third party, and not to bring onto the Company’s premises or store on its computer equipment any such confidential or proprietary information.

19.          Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

20.          Governing Law; Venue.  This Agreement shall be performable in the State of Texas.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas, notwithstanding the conflicts of laws provisions of the State of Texas or any other state.  Venue for any action (other than arbitration) relating to or arising out of this Agreement, shall lie exclusively in the federal and state courts located in Dallas, Texas.  Any arbitration with respect to this Agreement shall take place in Dallas, Texas.

21.          Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement, unless reformed, as contemplated herein.

22.          Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to the Employee at the address hereinafter set forth following the Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

23.          Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the Employee’s rights and benefits under this Agreement may not be assigned, other than an assignment of economic benefits by will or the laws of intestate distribution, without the prior written consent of the Company.

24.          Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Company and the Employee.

25.          Entire Agreement.  This Agreement, along with the Company handbook to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between the Employee and the Company with respect to the employment of the Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by the Company not contained herein shall be of any force or effect.

26.          References to Gender and Number Terms.  In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place which the context so requires.

27.          Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Agreement as of the date first above written, to be effective as of the Effective Date.

COMPANY:

CUBIC ENERGY, INC.

By:	/s/Calvin A. Wallen, III
Calvin A. Wallen, III
President and Chief Executive Officer

EMPLOYEE:

/s/Larry G. Badgley
Larry G. Badgley

Address for Notice: